SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2005

SOUTHERN PERU COPPER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of organization)	1-14066 (Commission File Number)	13-3849074 (IRS Employer Identification No.)
2575 East Camelback Rd. Phoenix, AZ (Address of principal executive offices)		85016 (Zip Code)

Registrant's telephone number, including area code: (602) 977-6595

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K consists of 2 pages.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On March 11, 2005, the Board of Directors of the Company elected Mr. J. Eduardo González as a director of the Company and as its Vice President, Finance, Chief Financial Officer, and Named Fiduciary of the Company. Mr. Gonzáles replaces Mr. Jaime Fernando Collazo González who had been appointed Vice President, Finance, Chief Financial Officer, and Named Fiduciary of the Company on April 29, 2004. The new appointment was due to internal organizational changes within Grupo Mexico S.A. de C.V., the controlling shareholder. There were no disagreements with the Company or management. Mr. Jaime Fernando Collazo González remains a director of the Company.

        Mr. Eduardo González, age 35, has been the President of Grupo Mexico's Mining Division (Americas Mining Corporation) since January 2004 and its Chief Financial Officer since 1999. Mr. González has been the Chief Financial Officer of Minera Mexico from mid-2001 to December 2003. He had also headed Grupo Mexico's Treasury and Investor Relations departments from 1999 to 2001. Prior to joining Grupo Mexico, Mr. González was a Senior Associate at McKinsey & Company, Inc., heading work for clients in various countries and industry sectors.

        Mr. González holds two degrees from the University of Arizona in Economics and Political Science and a Master in Business Administration in Finance and International Business from the University of Chicago, Graduate School of Business. He has also concluded extensive graduate studies and research in Political Philosophy and European Union Economics at the Oxford University in England. Mr. González has also worked at the Kimberly-Clark Corporation and at the Chicago Board of Trade.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Southern Peru Copper Corporation
By:	/s/ Armando Ortega Gómez Armando Ortega Gómez
Its:	Vice President, Legal, General Counsel and Secretary

Date: March 14, 2005

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